Exhibit 10.7

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is made effective for all purposes and in all respects as of the 1st day of February, 2004, by and between (i) Global Imaging Systems, Inc., a Delaware corporation (“Employer” or “Global”), and (ii) Dennis Houseman (“Executive”).

WHEREAS, Employer desires to employ Executive as Vice President – Leasing of Employer;

WHEREAS, Executive desires to be employed by Employer in the aforesaid capacity; and

WHEREAS, Employer and Executive desire to set forth in writing the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows.

1. Duties of Executive.

a. Description of Duties. During the term of Executive’s employment hereunder, Executive shall serve as Vice President-Leasing of Employer with such duties as are customary to a person holding such position in Executive’s industry and shall, among other things, undertake and assume the responsibility of performing for and on behalf of Employer such duties as shall be assigned to Executive by any of Employer’s Chairman, President, Chief Operating Officer or Employer’s Board of Directors (the “Board”), at any time and from time to time. It is understood and agreed that Executive’s principal duties on behalf of Employer as of the date hereof are and shall be to further develop the business of Employer. It is further understood and agreed that any modification in or expansion of Executive’s duties hereunder shall not, unless specifically agreed by Executive and Employer in a duly executed amendment of this Agreement, result in any modification of or increase or decrease in Executive’s compensation referred to in Section 3 hereof.

b. Performance of Duties. Executive covenants and agrees, at all times during his employment hereunder, to devote his full-time efforts, energies and skills to his duties as an Executive of Employer, to serve Employer diligently and to the best of Executive’s ability and at all times to act in compliance with Employer’s rules, regulations, policies and procedures as shall be in effect from time to time. Executive further covenants and agrees that he will not, directly or indirectly, engage or participate in any activities at any time during such employment which conflict with the business of Employer.

2. Term of Employment.

a. Term. The term of Executive’s employment with Employer hereunder shall commence on the date hereof and expire on April 1, 2007, unless sooner terminated in accordance with the provisions of Sections 2(b) or 2(c) hereof; provided, however, that the term of Executive’s employment with Employer shall be automatically extended for one (1) year on April 1, 2007 and on each subsequent April 1 unless Executive or Employer shall have given written notice to the other at least thirty (30) days prior thereto that the term of Executive’s employment shall be not be so extended. If Employer chooses not to extend the term of this Agreement as provided in this Section 2(a), it shall pay to Executive a Severance Payment (as defined below) in accordance with Section 3(d), provided that such Severance Payment upon non-renewal by Employer shall be paid for a period of six (6) months.

b. Termination by Employer. Notwithstanding any other provision of this Agreement, Employer may terminate Executive’s employment under this Agreement (i) without any further obligation or liability at any time for Cause (as defined below) or (ii) at any time without Cause. Such termination shall be evidenced by delivery to Executive of a Notice of Termination (as defined below).

c. Termination by Executive. Notwithstanding any other provision of this Agreement, Executive may terminate his employment under this Agreement: (i) at any time for Good Reason (as defined below), (ii) at any time without Good Reason, or (iii) within one year after the Effective Date of a Change of Control. Such termination (with or without Good Reason) shall be evidenced by delivery to Employer of a Notice of Termination at least thirty (30) days prior to the effective date of such termination.

3. Compensation. In consideration of the services to be rendered by Executive to Employer under this Agreement, Executive shall be compensated as follows:

a. Base Salary. Executive shall be paid an annual base salary (a “Base Salary”) of One Hundred Seventy Thousand Dollars ($170,000), payable in accordance with Employer’s normal payroll practices and subject to an annual review and possible upward adjustment pursuant to such annual review by the Board based on Executive’s performance hereunder. All payments hereunder shall be subject to the deduction of payroll taxes and other withholdings and assessments as required by law.

b. Bonus. Executive shall be eligible for an annual bonus (the “Bonus”) in an amount of up to 50% of Executive’s Annual Base Salary for such year, as determined by the Board based upon the Employer’s achievement of budgetary and other objectives set by the Board in good faith and consistent with past practice in consultation with the Executive. The annual bonus, if any, shall be due and payable to Executive prior to June 30 of the following fiscal year. The payment and amount of the Bonus shall be at the sole discretion of the Board (in the same manner as those bonuses for similar officers and executives of other Subsidiaries of the Employer) commencing with Employer’s fiscal year beginning April 1, 2004. For any fiscal year after the fiscal year ending March 31, 2004 in which Executive is employed for less than 365 days (unless Executive has resigned without Good Reason or has been terminated for Cause), the Bonus, if any, shall be pro rated based on the number of days Executive is in the employ of Employer during such fiscal year.

c. Benefits and Expenses. Executive shall receive such other benefits as may be granted to senior management of Employer generally, examples of such benefits that

Executive may receive are health, dental, life or disability insurance and vacation benefits. Employer shall reimburse Executive for all reasonable travel, entertainment and other expenses which Executive may incur in regard to the business of Employer, in accordance with and subject to the limitations of Employer’s standard practices and policies and Executive’s presentation of such documents and records as Employer shall require to substantiate such expenses. Executive shall also receive up to $900 per month for the lease, maintenance, operation and expense of an automobile to be utilized by the Executive in connection with the Employer’s business.

d. Severance. In the event that Executive is terminated by Employer without Cause or Executive terminates his employment for Good Reason (other than in connection with a non-renewal of this Agreement by the Employer pursuant to Section 2(a) above or within one year after the Effective Date of a Change of Control pursuant to Section 3(e) below), Employer shall pay to Executive a severance payment (the “Severance Payment”) consisting of (i) in the event of termination by Executive for Good Reason for a period of twelve (12) months in accordance with Employer’s normal payroll practices and less all applicable withholding taxes; (ii) in the event of termination by Employer without Cause, Executive’s Base Salary in effect at the time of such termination for a period of twelve (12) months in accordance with Employer’s normal payroll practices and less all applicable withholding taxes; or (iii) in the event of termination by the Employer within one year after the Effective Date of a Change of Control pursuant to Section 3(e) below by Executive for any reason or by Employer without Cause, Executive’s Base Salary in effect at the time of such termination for a period of twenty-four (24) months in accordance with Employer’s normal payroll practices and less all applicable withholding taxes. In addition, during the period in which Executive receives the Severance Payment, Employer shall continue to pay the Employer’s normal portion of the costs of Executive’s health and dental insurance premiums in an amount consistent with that paid on the date of termination, provided that Executive chooses to participate in COBRA or a similar health insurance continuation program and provides Employer with proof of such participation. The Severance Payments and benefits described in this Section 3(d) are expressly contingent on Executive’s execution of a standard severance and release agreement containing a release of any and all claims by him against Employer. Only in the event that Executive signs and executes a severance and release agreement will Executive receive any Severance Payment or benefits described in this Section 3(d). In addition, Employer retains the right to terminate the initiation or continuation of the Severance Payment and other benefits described in this Section 3(d) and to recover from Executive any and all amounts previously paid (as well as to pursue any other remedies available at law or in equity) if it discovers that Executive engaged in any fraud, theft, embezzlement, serious or substantial misconduct materially injuring Employer’s reputation, or gross negligence while employed by Employer, if Executive materially breaches this Agreement, or if Executive breaches his obligations under Section 4. If Executive’s employment is terminated by Employer for Cause or by Executive without Good Reason, then Executive shall not be entitled to, and Employer shall not be obligated to pay, any Severance Payment.

e. Severance after Change of Control. In the event that Executive resigns from employment with Employer within one year following the Effective Date of a Change of Control, Employer shall pay to Executive a change of control payment (the “Change of Control Payment”) consisting of Executive’s Base Salary in effect at the time of such termination for a period of twenty-four (24) months, in accordance with Employer’s normal payroll practices and less all applicable withholding taxes. In addition, during the period in which Executive receives the Change of Control Payment, Employer shall continue to pay the Employer’s normal portion of the costs of Executive’s health and dental insurance premiums in an amount consistent with that paid on the date of termination, provided that Executive chooses to participate in COBRA or a similar health insurance continuation program and provides Employer with proof of such participation. The Change of Control Payments and benefits described in this Section 3(e) are expressly contingent on Executive’s execution of a standard severance and release agreement containing a release of any and all claims by him against Employer. Only in the event that Executive signs and executes a severance and release agreement will Executive receive any Change of Control Payment or benefits described in this Section 3(e). In addition, Employer retains the right to terminate the initiation or continuation of the Change of Control Payment and other benefits described in this Section 3(e) (as well as to pursue any other remedies available at law or in equity) if it discovers that Executive materially breaches his obligations under Section 4.

4. Confidential Information and Post-Employment Obligations.

a. Confidential Information. Executive acknowledges that during his employment with Employer, he will have access to trade secrets and other confidential and/or proprietary information (“Confidential Information”). Executive agrees that, both during his employment and after the termination of his employment, he will use his best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he will not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. Executive acknowledges that as used herein, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing businesses, and technological innovations in any stage of development. Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of Employer. Such information is, and shall remain, the exclusive property of Employer, and Executive hereby covenants and agrees that he shall promptly return all such information to Employer upon termination of his employment.

b. Post-Employment Obligations. Executive agrees that the following obligations are reasonable and are necessary to protect Employer’s business. Executive further acknowledges that these obligations do not restrict his ability to be gainfully employed, and he acknowledges that any geographic boundary, scope of prohibited activities, and time duration in these obligations are reasonable in nature and no broader than are necessary to protect the Employer’s legitimate business interests. In consideration for his employment and for Employer’s promises herein, Executive agrees that, for a period of two (2) years following his last day of employment, except with the express written consent of the Board, he shall not either directly or indirectly, for himself or on behalf or in conjunction with any other person, partnership, corporation or other entity:

(i) own, maintain, engage in, render any services for, manage, have any financial interest in, or permit his name to be used in connection with as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any person, firm or corporation for the purpose of engaging in the copier/office equipment dealer, distribution, sales or service business, or in any other business in which Executive is actively engaged in on behalf of Employer, within a 100 mile radius of any of Employer’s office facilities in the United States of America that Employer operates an office facility in existing on the date of Executive’s termination of employment (the “Current Trade Area”);

(ii) enter into any agreement with, service, assist or solicit the business of any persons or entities who were customers of Employer as of, or within two (2) years of, the date of Executive’s termination of employment, for the purpose of providing copier/office equipment dealer sales or service to such customers in the Current Trade Area in competition with Employer or any of its affiliates or to cause such customers to reduce or end their business with Employer; or

(iii) enter into any agreement with, or solicit the employment of any persons who were employees, consultants or representatives of Employer as of, or within two (2) years of, the date of Executive’s termination of employment, for the purpose of causing such persons to leave the employment of Employer;

provided, however, that no owner of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall be deemed to be in violation of this Section 4(b) solely by reason thereof.

c. Severability. The parties agree that if a court of competent jurisdiction or other enforcement body finds that any term of this Section 4 is for any reason excessively broad in scope or duration or for other reasons finds that a term may not be enforced as written, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Executive’s obligations in this Section 4 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial action or proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at Employer’s option, wholly unenforceable covenants shall be deemed eliminated from this Section 4 for the purpose of such action or proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such action or proceeding.

d. Separate Obligations. The provisions of this Section 4 are independent of any other similar obligations which Employer and Executive may have agreed to in other agreement(s), and the provisions herein shall be cumulative with any such other obligations set forth in other agreement(s).

e. Employer Definition. For purposes of this Section 4 all references to “Employer” shall include the Employer and its Subsidiaries.

5. Definitions.

a. For purposes of this Agreement, “Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

b. For purposes of this Agreement, “Board” means the Employer’s board of directors or the board of directors or similar management body of any successor of the Employer.

c. For purposes of this Agreement, “Change of Control Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of the Effective Date.

d. For purposes of this Agreement, “Cause” shall mean, without limitation: (i) the inability of Executive, through sickness or other incapacity, to perform the essential functions of his position for a period in excess of ninety (90) substantially consecutive days or upon Executive’s death (but Executive shall remain eligible for any death or disability policies, if any, which the Employer maintains for Executive); (ii) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud; (iii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board; (iv) gross negligence or willful misconduct with respect to the Employer or any of its Subsidiaries; (v) a material breach of this Agreement (including without limitation breaches of Sections 1(b) and 4(a) or 4(b)); (vi) the failure of Executive for any reason, within ten (10) days after receipt by Executive of written notice thereof from Employer, to correct, cease or otherwise alter any failure to comply with instructions or other action or omission which the Board reasonably believes does or may materially or adversely affect its business or operations; (vii) misconduct by Executive which is of such a serious or substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of Employer if Executive were to remain employed by Employer; (viii) continued substandard performance by Executive as determined in good faith by the Board; (ix) harassing or discriminating against Employer’s employees, customers or vendors in violation of Employer’s policies; and/or (x) any other act or omission which is grounds for termination with “good cause” under the laws of the State of Florida.

e. For purposes of this Agreement, “Good Reason” shall mean (i) a decrease in the total amount of Executive’s Base Salary below its level in effect on the date hereof, or (ii) a geographical relocation of Executive more than thirty-five (35) miles from the Employer’s current executive office location without his consent; provided, however, that Executive will travel to such other locations of Employer as may be reasonably necessary in order to discharge his duties hereunder, or (iii) the Executive’s resignation within one year following the Effective Date of a Change of Control.

f. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

g. For purposes of this Agreement, “Effective Date” shall mean the first date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Employer is terminated within six (6) months prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

h. For purposes of this Agreement, “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

i. For purposes of this Agreement, “Subsidiary” means any corporation of which Employer owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

j. For the purposes of this Agreement, a “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Golder, Thoma, Cressey, Rauner Fund IV, L.P. and its Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of Global (the “Outstanding Global Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of Global entitled to vote generally in the election of directors (the “Outstanding Global Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from Global approved by the Board of Directors of Global (the “Global Board”), (B) any acquisition by Global, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Global or any corporation controlled by Global, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 5(j); or

(ii) Individuals who, as of the date hereof, constitute the Global Board (the “Incumbent Global Board”) cease for any reason to constitute at least a majority of the Global Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Global’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Global Board shall be considered as though such individual were a member of the Incumbent Global Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Global Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Global (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Global Common Stock and Outstanding Global Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Global or all or substantially all of Global’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Global Common Stock and Outstanding Global Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Global or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination or (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Global Board at the time of the execution of the initial agreement, or of the action of the Global Board, providing for such Business Combination; or

(iv) Approval by the stockholders of Global of a complete liquidation or dissolution of Global.

6. No Breach of Agreement. Executive represents and warrants that as of the date hereof Executive is not a party to any other agreement of employment or any other form of engagement including, without limitation, a consulting agreement, whether written or oral, and that none of the terms and provisions set forth herein or Executive’s performance hereunder will cause Executive to breach any other agreement, understanding, covenant or representation with or made to a third-party, whether oral or in writing.

7. Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Florida without regard to its rules of conflicts of laws. Any claim, complaint, or action brought under this Agreement shall be brought in a court of competent jurisdiction in the State of Florida, whose courts shall have exclusive jurisdiction over claims, complaints, or actions brought under this Agreement, and Employer and Executive hereby agree and submit to the personal jurisdiction and venue thereof.

8. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

9. Breach or Violation. Executive acknowledges that any breach of Sections 3(d) and 4 of this Agreement would cause Employer substantial irreparable injury. Executive agrees that in the event of any violation of Sections 3(d) and 4 of this Agreement, in addition to any damages allowed by law, Employer shall be entitled to injunctive and/or other equitable relief.

10. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by courier service (with proof of service), facsimile transmission, hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), to his residence, in the case of Executive, as shown on the records of Employer, and to its principal office, in the case of Employer. Either party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other party written notice of such change in the manner set forth herein.

11. Counterparts; Facsimile Transmission. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures transmitted by facsimile shall be binding as evidence of each party’s agreement to be bound by the terms of this Agreement.

12. Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, Employer and Executive, and their respective heirs, personal and legal representatives, successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party.

13. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of the other provisions of this Agreement.

14. Employer. As used herein the term “Employer” shall include any corporation or other entity which is at any time the parent, a subsidiary or affiliate of Employer.

15. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding by and between Employer and Executive with respect to the subject matter hereof, include any employment agreement previously entered into by the Executive and Employer, and no representations, promises, agreements or understandings, written or oral, not contained herein shall be of any force or effect. No change or modification hereof shall be valid or binding unless the same is in writing and signed by both Employer and Executive.

16. Waiver. Failure to insist upon strict compliance with any term, covenant, or condition of this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

17. Headings. Headings of the paragraphs and subparagraphs of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective for all purposes and in all respects as of the day and year first above written.

EMPLOYER:

Global Imaging Systems, Inc.

By:	/s/ Thomas S. Johnson
Name:	Thomas S. Johnson
Title:	President

EXECUTIVE:

/s/ Dennis Houseman
Dennis Houseman

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